                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                         Interact Commerce Corporation
                                      by
                           Isaiah Acquisition Corp.
                    an indirect wholly owned subsidiary of
                              The Sage Group plc
                                      at
                             $12.00 Net Per Share


        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON WEDNESDAY, MAY 2, 2001, UNLESS THE OFFER IS EXTENDED


   THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 27, 2001 (THE "MERGER AGREEMENT"), BY AND AMONG THE SAGE GROUP PLC ("PARENT"), ISAIAH ACQUISITION CORP. (THE "PURCHASER") AND INTERACT COMMERCE CORPORATION (THE "COMPANY").

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER, THE MERGER, THE OPTION AGREEMENT (AS DEFINED HEREIN) AND THE SHAREHOLDERS AGREEMENT (AS DEFINED HEREIN) IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN, PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PARENT AND THE PURCHASER, IF ANY, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (WITHOUT GIVING EFFECT TO SHARES OF COMMON STOCK ISSUABLE UNDER THE OPTION AGREEMENT DESCRIBED BELOW) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER AND ANY COMPARABLE PROVISIONS UNDER ANY PRE-MERGER NOTIFICATION LAWS OR REGULATIONS OF FOREIGN JURISDICTIONS, AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14. AS USED HEREIN "FULLY DILUTED BASIS" TAKES INTO ACCOUNT THE CONVERSION OR EXERCISE OF ALL OUTSTANDING OPTIONS AND OTHER RIGHTS AND SECURITIES EXERCISABLE OR CONVERTIBLE INTO SHARES OF COMMON STOCK, BUT WITHOUT GIVING EFFECT TO SHARES ISSUABLE UNDER THE OPTION AGREEMENT DESCRIBED BELOW.

                                ---------------

                                   IMPORTANT

   Any shareholder who desires to tender all or any portion of such shareholder's Shares should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender their Shares.

   Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

   Questions and requests for assistance may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their respective locations and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager, or to brokers, dealers, commercial banks or trust companies. A shareholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                                ---------------

                     The Dealer Manager for the Offer is:

                        [DEUTSCHE BANC ALEX.BROWN LOGO]

                                ---------------

April 4, 2001

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 SUMMARY TERM SHEET......................................................   1

 INTRODUCTION............................................................   4

 THE OFFER...............................................................   6

 1.  Terms of the Offer.................................................    6

 2.  Acceptance for Payment and Payment.................................    8

 3.  Procedures for Tendering Shares....................................    9

 4.  Withdrawal Rights..................................................   12

 5.  Certain Federal Income Tax Consequences............................   12

 6.  Price Range of the Shares; Dividends on the Shares.................   13

 7.  Effect of the Offer on the Market for the Shares; Stock Listing;
      Exchange Act Registration; Margin Regulations.....................   13

 8.  Certain Information Concerning the Company.........................   14

 9.  Certain Information Concerning Parent and the Purchaser............   17

 10. Source and Amount of Funds.........................................   17

 11. Background of the Offer; Purpose of the Offer and the Merger; the
      Merger Agreement and Certain Other Agreements.....................   18

 12. Plans for the Company; Other Matters...............................   34

 13. Dividends and Distributions........................................   34

 14. Conditions of the Offer............................................   34

 15. Certain Legal Matters..............................................   36

 16. Fees and Expenses..................................................   38

 17. Miscellaneous......................................................   38

 SCHEDULE I--Directors and Executive Officers of Isaiah Acquisition Corp.  40
 and The Sage Group......................................................

                              SUMMARY TERM SHEET

   Isaiah Acquisition Corp. is offering to purchase all of the outstanding common stock of Interact Commerce Corporation for $12.00 per share in cash. The following are some of the questions you, as a shareholder of Interact Commerce Corporation, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

   Our name is Isaiah Acquisition Corp. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of Interact Commerce Corporation. We are a wholly owned subsidiary of The Sage Group plc, a company organized under the laws of England.

What are the classes and amounts of securities sought in the offer?

   We are seeking to purchase all of the outstanding common stock of Interact Commerce Corporation.

How much are you offering to pay and what is the form of payment?

   We are offering to pay $12.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses.

Do you have the financial resources to make payment?

   The Sage Group plc, our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer (as discussed below). All of these funds will be obtained from an existing bank credit facility. See Section 10.

Is your financial condition relevant to my decision to tender in the offer?

   We do not believe that our financial condition is relevant to your decision to tender in the offer because the form of payment consists solely of cash, and we have already arranged for all of our funding to come from The Sage Group plc under an existing bank credit facility. Additionally, the offer is not subject to any financing condition.

How long do I have to decide whether to tender in the offer?

   You will have at least until 12:00 midnight, New York City time, on May 2, 2001, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase.

Can the offer be extended and under what circumstances?

   The offer can be extended for varying lengths of time depending on the circumstances. Specifically, we may extend the expiration date of the offer for one or more periods of up to 10 additional business days each, up to a maximum of 60 business days from March 27, 2001, in our discretion, if specified conditions to the offer have not been satisfied or waived. In addition, we may, following the expiration date of the offer, in our discretion include a subsequent offering period of 3 to 20 business days as provided under Rule 14d-11 of the Securities and Exchange Act of 1934. Finally, we may extend the expiration date of the offer as and to the extent required under the federal securities laws. See Section 1.

How will I be notified if the offer is extended?

   If we extend the offer, we will inform Mellon Investor Services LLC (which is the depositary for the offer) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire.

What are the most significant conditions to the offer?

   We are not obligated to purchase any shares which are validly tendered unless that number of shares, when added to the shares then owned by us or our parent company, The Sage Group plc, if any, represents at least a majority of the shares of Interact Commerce Corporation outstanding on a fully diluted basis. We are also not obligated to purchase shares which are validly tendered if, among other things, the board of directors of Interact Commerce Corporation shall have withdrawn its recommendation of the offer and merger. In addition, we are not obligated to purchase shares unless and until the expiration or termination of applicable waiting periods or comparable provisions under any applicable pre-merger notification laws or regulations pursuant to United States and German antitrust laws.

How do I tender my shares?

   To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to Mellon Investor Services LLC, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through Mellon Investor Services LLC. If you cannot get something that is required to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq Stock Market trading days. However, the depositary must receive the missing items within that three trading day period or else your shares will not be validly tendered.

Until what time can I withdraw previously tendered shares?

   You can withdraw shares at any time until the offer has expired. If we have not agreed to accept your shares for payment by Sunday, June 3, 2001, you can withdraw them at any time after such time until we accept them for payment. This right to withdraw will not apply to any subsequent offering period discussed in Section 1.

How do I withdraw previously tendered shares?

   To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4.

What does the Board of Directors of Interact Commerce Corporation think of the offer?

   We are making the offer pursuant to the Merger Agreement with Interact Commerce Corporation, which has been approved by the board of directors of Interact Commerce Corporation. The board of directors of Interact Commerce Corporation approved the Merger Agreement, our tender offer and the proposed merger of us with and into Interact Commerce Corporation. The board of directors of Interact Commerce Corporation also has determined that the Merger Agreement, the tender offer and the proposed merger are in the best interests of its shareholders and has recommended in a Schedule 14D-9 filed with the Securities and Exchange Commission that its shareholders tender their shares in our tender offer.

If a majority of the shares are tendered and accepted for payment, will Interact Commerce Corporation continue as a public company?

   No. If the merger takes place, Interact Commerce Corporation no longer will be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining shareholders and publicly held shares that Interact Commerce Corporation common stock will no longer be eligible to be traded through a Nasdaq market or on a securities exchange, there may not be a public trading market for Interact Commerce Corporation stock, and Interact Commerce Corporation may no longer be required to make filings with the SEC or to otherwise comply with the SEC rules relating to publicly held companies.

Will the tender offer be followed by a merger if all of the Interact Commerce Corporation shares are not tendered in the offer?

   If we accept for payment and pay for at least a majority of the outstanding shares of Interact Commerce Corporation on a fully diluted basis, subject to the Merger Agreement, we will be merged with and into Interact Commerce Corporation. If that merger takes place, The Sage Group plc will own all of the shares of Interact Commerce Corporation, and all remaining shareholders of Interact Commerce Corporation (other than us and The Sage Group plc) will receive $12.00 per share in cash (or any other higher price per share which may be paid in the offer). We may attempt to effect the merger even if we own less than a majority of the shares of Interact Commerce Corporation, but in such event the merger is not certain to occur.

If I decide not to tender, how will the offer affect my shares?

   If the merger described above takes place, shareholders not tendering their shares in the offer will receive the same amount of cash per share which they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only differences to you between tendering your shares and not tendering your shares are that you will be paid earlier if you tender your shares and that, in connection with the merger, you may have dissenters' rights under Delaware corporate law. However, if the merger does not take place because less than a majority of the shares have been tendered, but we decide to purchase the shares tendered anyway, the number of shareholders and of shares of Interact Commerce Corporation which are still in the hands of the public may be so small that there no longer may be an active public trading market (or, possibly, any public trading market) for the Interact Commerce Corporation common stock. Also, as described above, Interact Commerce Corporation may no longer be required to make filings with the SEC or to otherwise comply with the SEC rules relating to publicly held companies.

What is the market value of my shares as of a recent date?

   On March 27, 2001, the last trading day before we announced the signing of the Merger Agreement, the tender offer and the possible subsequent merger, the last sale price of Interact Commerce Corporation common stock reported on the Nasdaq National Market was $7.9375 per share of common stock. On April 3, 2001, the last full trading day prior to commencement of the offer, the last reported sales price of the shares of the Company on the Nasdaq National Market was $11.688 per share of common stock. We advise you to obtain a recent quotation for shares of Interact Commerce Corporation common stock in deciding whether to tender your shares.

Who can I talk to if I have questions about the tender offer?

   You can call MacKenzie Partners ((800) 334-2640 (toll free)). MacKenzie Partners is acting as the information agent for our tender offer.

To the Holders of Common Stock of Interact Commerce Corporation:

                                 INTRODUCTION

   Isaiah Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of The Sage Group plc, a company organized under the laws of England ("Parent"), hereby offers to purchase all issued and outstanding shares of common stock ("Common Stock"), $.001 par value (the "Shares"), of Interact Commerce Corporation, a Delaware corporation (the "Company"), at a price of $12.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of Deutsche Banc Alex. Brown Inc., which is acting as the Dealer Manager (the "Dealer Manager"), MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), and Mellon Investor Services LLC, which is acting as the Depositary (the "Depositary").

   The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which when added to the Shares then beneficially owned by Parent and the Purchaser, if any, represents at least a majority of the Shares outstanding on a fully diluted basis (without giving effect to shares of Common Stock issuable pursuant to the Option Agreement (as defined below)) on the date of purchase (the "Minimum Condition"). See Section 14.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 27, 2001 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will thereupon cease. The merger of the Purchaser with and into the Company, effected as described in pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each share of Common Stock then outstanding (other than shares held by Parent, the Purchaser or any other wholly owned subsidiary of Parent) will be cancelled and retired and converted into the right to receive $12.00 per Share or any higher price per Share paid in the Offer (such price being referred to herein as the "Offer Price"), in cash payable to the holder thereof without interest (the "Merger Consideration"). The Merger Agreement is more fully described in
Section 11.

   As used in this Offer to Purchase, "fully diluted basis" takes into account the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into shares of Common Stock (but without giving effect to Shares issuable pursuant to the Option Agreement). The Company has informed the Purchaser that, as of March 22, 2001, there were (i) 20,362,688 Shares issued and outstanding; (ii) outstanding options to purchase an aggregate of 4,569,379 shares of Common Stock under the Company's stock plans; and (iii) outstanding warrants to purchase an aggregate of 2,438,914 shares of Common Stock under Agreements with each of Sprint Spectrum, Inc., BA Technology I, LLC and GE Capital Equity Investments, Inc. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional shares of Common Stock (except on the exercise of options and other rights and securities outstanding on the date of the Merger Agreement). Based on the foregoing, and after giving effect to the exercise of all outstanding options and warrants, the Purchaser believes that the Minimum Condition would be satisfied, without giving effect to Shares issuable pursuant to the Option Agreement, if 13,685,491 Shares are validly tendered and not withdrawn prior to the expiration of the Offer.

   As a condition and inducement to Parent's and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, certain shareholders of the Company (each, a "Shareholder"), including

Patrick M. Sullivan, Chief Executive Officer of the Company, who collectively hold dispositive power with respect to 2,604,967 Shares, concurrently with the execution and delivery of the Merger Agreement entered into a Shareholders Agreement (the "Shareholders Agreement"), dated as of March 27, 2001, with Parent and the Purchaser. Pursuant to the Shareholders Agreement, the Shareholders have agreed, among other things, to tender the Shares held by them in the Offer, and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth therein. In addition, in the Shareholders Agreement, each Shareholder has granted Parent an option (the "Shareholder Option") to purchase all Shares beneficially owned or controlled by such Shareholder as of the date of the Shareholders Agreement, or beneficially owned or controlled by such Shareholder at any time thereafter (including, without limitation, Shares acquired by way of exercise of options, warrants or other rights to purchase shares of Common Stock), subject to certain conditions.

   As a condition and further inducement to Parent's and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, concurrently with the execution and delivery of the Merger Agreement, Parent and the Company entered into a Stock Option Agreement, dated as of March 27, 2001 (the "Option Agreement"), pursuant to which, among other things, the Company has granted Parent an option (the "Company Option") to purchase certain newly issued shares of Common Stock, subject to certain conditions. See Section 11.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER, THE MERGER, THE OPTION AGREEMENT AND THE SHAREHOLDERS AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

   U.S. Bancorp Piper Jaffray Inc., the Company's financial advisor ("U.S. Bancorp Piper Jaffray"), has delivered to the Company's board of directors its written opinion (the "Fairness Opinion"), dated March 27, 2001, to the effect that, as of such date and based upon and subject to certain matters stated in the Fairness Opinion, the cash consideration of $12.00 per share of Common Stock to be received by Company shareholders in the tender offer and the Merger was fair from a financial point of view to such shareholders. The Fairness Opinion is set forth in full as Schedule II to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to shareholders of the Company.

   The Merger Agreement provides that the initial scheduled expiration date of the Offer shall be not later than the 20th business day after the date the Offer is commenced (the "Initial Expiration Date"). If, as of the Initial Expiration Date, the Merger Agreement is still in effect and all conditions to the Offer shall not have been satisfied or waived, the Merger Agreement provides that the Purchaser may, without the consent of the Company, extend the expiration date of the Offer for one or more periods of up to 10 additional business days each (but in no event beyond the sixtieth business day after the date of the Merger Agreement). The Merger Agreement also provides that the Purchaser may, without the consent of the Company, following the Expiration Date (as defined herein), provide for a subsequent offer period of up to 20 additional business days (the "Subsequent Offering Period") in accordance with Rule 14d-11 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Rule 14d-11 permits the Purchaser, subject to certain conditions, to provide a Subsequent Offering Period following the Expiration Date. A Subsequent Offering Period is an additional period of time from three to 20 business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which time shareholders may tender, but not withdraw, their Shares and receive the Offer Price. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser would promptly purchase and pay for all Shares tendered at the same price paid in the Offer.

   Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange

Commission (the "Commission") or the staff thereof applicable to the Offer. In addition, the Purchaser may increase the Offer Price and extend the expiration date of the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without the Company's consent. The Purchaser shall not amend or waive the Minimum Condition and shall not decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought in the Offer, impose additional conditions to the Offer, or amend any other condition of the Offer in any manner adverse to the holders of the Shares without the prior written consent of the Company (such consent to be authorized by the Company's board of directors or a duly authorized committee thereof). Subject to the terms and conditions of the Offer and the Merger Agreement, the Purchaser shall accept for payment and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the expiration of the Offer.

   Consummation of the Merger is conditioned upon, among other things, the approval and adoption of the Merger Agreement by the requisite vote of shareholders of the Company, if required by applicable law in order to consummate the Merger. See Section 11. Under the Delaware General Corporate Law ("DGCL"), if the Purchaser owns, whether acquired pursuant to the Offer or otherwise, at least 90% of the Shares then outstanding, the Purchaser may consummate the Merger without a vote of the shareholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance and payment for Shares by the Purchaser pursuant to the Offer without a meeting of the shareholders, in accordance with Section 253 of the DGCL. In addition, the Company Option is, among other things, exercisable in the event the Purchaser accepts for payment, pursuant to the Offer, Shares constituting less than 90% of the Shares then outstanding on a fully diluted basis. If the Company Option is exercised and such exercise results in the Purchaser owning 90% or more of the outstanding Shares, the Purchaser will be able to effect a short-form Merger under the DGCL, subject to the terms and conditions of the Merger Agreement.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

   1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, New York City time, on Wednesday, May 2, 2001, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

   The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), and any comparable provisions under any applicable pre-merger notification, laws or regulations of foreign jurisdictions. See Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of shareholders to withdraw Shares, retain the Shares which will have been tendered during the period or periods for which the Offer is open or extended or (iv) amend the Offer, subject to the terms of the Merger Agreement.

   Subject to the terms of the Merger Agreement, the Purchaser may, from time to time, (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by publishing such announcements in the Wall Street Journal. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

   The Merger Agreement provides that, except as described below, the Purchaser will not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose conditions to the Offer other than those described in Section 14, (iv) amend any condition of the Offer described in Section 14 in any manner adverse to the holders of the Shares without the prior written consent of the Company, (v) extend the Initial Expiration Date, provided, however, Purchaser may, without the consent of the Company, so long as the Merger Agreement is in effect and the Minimum Condition and the other conditions to the Offer set forth in Section 14 have not been satisfied or waived, extend the Expiration Date of the Offer for one or more periods of up to 10 additional business days each (but in no event shall Purchaser be permitted to extend the expiration date of the Offer beyond the sixtieth business day after the date of Merger Agreement). The Merger Agreement also provides that the Purchaser may, without the consent of the Company, following the Expiration Date, provide for the Subsequent Offer Period in accordance with Rule 14d-11 under the Exchange Act. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer. In addition, the Purchaser may increase the Offer Price and extend the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without Company's consent.

   A Subsequent Offering Period is an additional period of time from three to 20 business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which time shareholders may tender, but not withdraw, their Shares and receive the Offer Price. Rule 14d-11 provides that the Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by the Purchaser on or before the Expiration Date, (iii) the Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to Expiration Date, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. The Commission has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring the Purchaser to disseminate new information to shareholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event the Purchaser elects to include a Subsequent Offering Period, it will notify shareholders of the Company consistent with the requirements of the Commission. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

   If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

   If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the publication of notice of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

   The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

   2. Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and
14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the

Purchaser and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

   If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

   If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in
Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

   The Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

   3. Procedure for Tendering Shares.

   Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period) and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

   The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period), or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer

Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

   For Shares to be validly tendered during any Subsequent Offering Period, the tendering shareholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

   The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates representing Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

     (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the National Association of Security Dealers Automated Quotation System, Inc. (the "NASDAQ") is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates representing (or a timely

Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

   The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

   Appointment. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Company, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Backup Withholding. Under the "backup withholding" provisions of U.S. federal income tax law, unless a tendering registered holder, or his assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal or other applicable form. See Instruction 9 of the Letter of Transmittal.

   4. Withdrawal Rights. Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Except as provided below with respect to a Subsequent Offering Period, Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Sunday, June 3, 2001.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

   No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 with respect to Shares tendered in the Offer and accepted for payment.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   5. Certain Federal Income Tax Consequences. The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under state, local, or foreign tax laws. In general, a shareholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the shareholder and will be long-term capital gain or loss if such Shares have been held for more than one year.

   A shareholder who perfects his or her shareholder's appraisal rights, if any, under the DGCL will probably recognize gain or loss at the Effective Time in an amount equal to the difference between the "amount realized" and such shareholder's adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized should generally equal the trading value per share of the Shares at the Effective Time. Ordinary interest income and/or capital gain (capital loss), assuming that the Shares were held as capital assets, should be recognized by such shareholder at the time of actual receipt of payment, to the extent that such payments exceeds (or is less than) the amount realized at the Effective Time.

   The foregoing summary is for general information purposes only and is based on the U.S. federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign shareholders, or shareholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation), nor does it address state, local, or foreign tax consequences. Each shareholder is urged to consult his or her tax advisor regarding the specific U.S. federal, state, local, and foreign income and other tax consequences of the Offer and Merger.

   6. Price Range of the Shares; Dividends on the Shares. Since May 27, 1999, the shares of Common Stock have been traded through the Nasdaq National Market under the symbol "IACT". The table below sets forth, for each of the calendar quarters indicated, the high and low reported closing sales price per share of Common Stock on the Nasdaq National Market based on published financial sources.

                                                                  High     Low
                                                                 ------- -------
   1999
     Second Quarter (from May 27, 1999)......................... $14.875 $ 9.00
     Third Quarter..............................................  25.438  14.125
     Fourth Quarter.............................................  42.75   20.25
   2000
     First Quarter.............................................. $41.125 $25.00
     Second Quarter.............................................  25.50   11.563
     Third Quarter..............................................  14.875   9.125
     Fourth Quarter.............................................  10.25    5.813
   2001
     First Quarter.............................................. $11.813 $ 6.75
     Second Quarter (through April 3, 2001).....................  11.75   11.688

   On March 27, 2001, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and the Purchaser, the last reported sales price of the shares of Common Stock on the Nasdaq National Market was $7.9375 per share of Common Stock. On April 3, 2001, the last full trading day prior to the commencement of the Offer, the last reported sales price of the shares of Common Stock on the Nasdaq National Market was $11.688 per share of Common Stock. Shareholders are urged to obtain a current market quotation for the Shares.

   The Company did not declare or pay any cash dividends during any of the periods indicated in the table below. The payment of cash dividends by the Company would constitute an event of default under the Company's bank line of credit with Foothill Capital Corporation and under the Senior Subordinated Note Purchase Agreement among the Company, BA Technology I, LLC and GE Capital Equity Investments, Inc. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Common Stock without the prior written consent of Parent.

   7. Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration; Margin Regulations.

   Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares.

   Stock Listing. The Common Stock is traded through the Nasdaq National Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq National Market, which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 round-lot shareholders, with a market value of at least $5,000,000, net tangible assets (total assets (excluding goodwill) less total liabilities) of at least $4 million, have two market makers for the Shares, and have a minimum bid price of $1 or (ii) have at least 1,100,000 publicly held shares, held by at least 400 round-lot shareholders, with a market value of at least $15,000,000, have a minimum bid price of $5, have four market makers for the shares, and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000. If the Nasdaq National Market and the NASDAQ Smallcap Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price. The Company has represented that, as of March 22, 2000, 20,362,688 Shares were issued and outstanding.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

   The Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the expiration of the Offer as the requirements for such termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

   Margin Regulations. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

   8. Certain Information Concerning the Company. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

   The Company provides customer relationship management software solutions. The Company is a Delaware corporation with its principal executive offices at 8800 N. Gainey Center Drive, Suite 200, Scottsdale, AZ 85258. The telephone number of the Company at such offices is (480) 368-3700.

   Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. More comprehensive financial information is included in such report and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such report and other documents and all of the financial information (including any related notes) contained therein. Such report and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                         INTERACT COMMERCE CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
               (in thousands of dollars, except per share data)

                                                        Fiscal Year Ended
                                                          December 31,
                                                    ---------------------------
                                                      2000      1999     1998
                                                    --------  --------  -------
Operating Data:
Net sales.......................................... $107,650  $ 36,295  $15,643
Operating income (loss)............................  (44,759)   (8,483)  (6,769)
Net earnings (loss)................................  (56,920)   (7,506)  (6,639)
Net earnings (loss) per share .....................    (2.88)    (0.60)   (1.76)

Balance Sheet Data (at end of period):
Total assets.......................................  121,164   164,883   23,974
Total liabilities..................................  100,804    89,565    7,373
Shareholders' equity...............................   20,360    75,318   16,601

   Certain Company Projections. In a press release issued on January 29, 2001, the Company publicly disclosed certain expectations regarding its financial results for 2001. In addition, in connection with the discussions concerning the Offer and the Merger and as part of Parent's due diligence review of the Company, the Company discussed with Parent various projections of revenues and earnings as a basis of an operating budget for fiscal years 2001 and 2002. The financial projections discussed were based on numerous assumptions concerning revenue growth in all product areas, additional spending in research and development on new initiatives in the Company's product offerings as well as increases in sales and marketing and general administrative expenses.

   The Company's internal projections provided to Parent projected net revenues for fiscal year 2001 of approximately $154 million and for fiscal year 2002 of approximately $220 million and projected operating income, income before net interest expense and amortization of intangible assets, of approximately $20 million for fiscal 2001 and approximately $39 million for fiscal 2002.

   The Company's 2001 and 2002 operating budget and the financial projections provided to Parent were prepared for the limited purpose of managing the operating plan of the Company for such fiscal years. They do not reflect recent developments which have occurred since they were prepared, such as the Company's first quarter 2001 actual performance and the Offer and the Merger. This reference to the projections is provided solely because such projections have been provided to Parent and none of the Purchaser, Parent, the Company or any of their respective affiliates or representatives believes that such projections should be relied upon.

   It is the understanding of Parent and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Parent and the Purchaser. The projections do not purport to present projected results of operations in accordance with generally accepted accounting principles and the Company's independent auditors have not examined or opined on the projections presented herein, and accordingly assume no responsibility for them. These forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. Such risks and uncertainties include, but are not limited to: business and economic conditions and growth in the technology industry in various geographic regions; changes in customer order patterns; risks associated with recent acquisitions; the Company's ability to implement new marketing strategies; market demand and acceptance; the impact of competitive products and services; risks associated with the timing and successful completion of technology and product development and commercialization; the effect of economic and business conditions; the ability to attract and retain technical and management personnel; changing relationships with customers, suppliers and strategic partners, including the Company's indirect distribution channel; and other risks detailed from time to time in the Company's filings with the Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

   The Company has advised the Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions, and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Parent and the Purchaser), all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company, all of which are difficult to predict, many of which are beyond the Company's control and none of which were subject to approval by Parent or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Parent, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Parent, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. It is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those projected.

   Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed via the EDGAR System. Such material should also be available for inspection at the offices of the Nasdaq National Market, located at 20 Broad Street, New York,
New York 10005.

   9. Certain Information Concerning Parent and the Purchaser.

   Parent and the Purchaser. Parent is a company organized under the laws of England. Parent develops, distributes and supports business management solutions for small to medium sized enterprises. The Purchaser is a Delaware corporation which was recently formed at the direction of Parent for the purpose of effecting the Offer and the Merger. Parent owns indirectly all of the outstanding capital stock of the Purchaser. It is anticipated that, prior to the consummation of the Offer, the Purchaser will not have any significant assets or liabilities or engage in any activities other than those incident to the Offer and the Merger and the financing thereof. The offices of Parent are located at Sage House, Benton Park Road, Newcastle Upon Tyne, NE7 7LZ, England. The offices of the Purchaser are located at c/o Sage Software, Inc., 56 Technology Drive, Irvine, California 92618.

   For certain information concerning the executive officers and directors of each of the Purchaser and Parent, see Schedule I.

   Pursuant to the Option Agreement and the Shareholders Agreement, Parent may be deemed to beneficially own 6,284,632 shares of Common Stock, constituting approximately 30.9% of the total currently outstanding shares of Common Stock. See Section 11. Except as set forth in this Offer to Purchase, none of the Purchaser, Parent, or, to the best knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and none of the Purchaser, Parent, or, to the best knowledge of the Purchaser or Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Shares during the past 60 days.

   Except as set forth in this Offer to Purchase, none of the Purchaser, Parent, or, to the best knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, is a party to any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser, Parent, or any of their respective affiliates, or, to the best knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, has had, since January 1, 1998, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1998, there have been no contacts, negotiations or transactions between the Purchaser or Parent, any of their respective affiliates or, to the best knowledge of the Purchaser or Parent, any of the persons listed on
Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

   Parent is not subject to the informational reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition and other matters. Parent's shares are listed on the London Stock Exchange.

   10. Source and Amount of Funds. The Offer is not conditioned upon any financing arrangements. The total amount of funds required by the Purchaser to consummate the Offer and the Merger is estimated to be approximately $300 million (including repayment of certain indebtedness of the Company) plus any related transaction fees and expenses. The Purchaser will acquire all such funds from Parent, which intends to obtain funds in accordance with the terms of a facility agreement (the "Facility Agreement"), dated March 27, 2001, among Parent, as borrower and guarantor, and Lloyds TSB Bank plc ("Lloyds"), as lender, arranger and administrative agent. Pursuant to the Facility Agreement, Lloyds will make available to Parent a $500,000,000 credit facility. Lloyds has committed to provide up to $250,000,000 by way of a multicurrency revolving loan facility with a maximum term of 364 days that is subject to an option to convert to a term loan to be repaid over a further four years and up to an additional $250,000,000 by way of a multicurrency revolving loan facility with a maximum term of five years. The Facility Agreement contains representations and warranties, conditions precedent, covenants, events of default and other provisions generally found in similar agreements. In particular, the Facility Agreement requires payment of an interest rate equal to LIBOR plus costs and a margin based on the ratio of net debt to EBITDA for Parent and its subsidiaries as provided in the Facility Agreement. This summary is not a complete description of the terms and conditions of the Facility Agreement, and is qualified in its entirety by reference to the full text of the Facility Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit (b)(1) to the Tender Offer Statement on Schedule TO (together with any amendments, supplements, schedules, annexes and exhibits thereto, the " Schedule TO"). Concurrently with the execution of the Facility Agreement, Parent received a letter from Lloyds, dated March 2001 (the "Suspension Letter"), pursuant to which Lloyds agreed to not to decline to make funds available for the Offer and the Merger notwithstanding any future occurrence of specified events of default. Such commitment terminates one day after funds are first delivered to the Paying Agent (as defined in the Merger Agreement) after the Effective Time of the Merger. A copy of the Suspension Letter is incorporated herein by reference and is filed as Exhibit (b)(2) to the Schedule TO.

   11. Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements. The following description was prepared by the Purchaser, Parent and the Company. Information about the Company was provided by the Company, and neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its representatives did not participate.

Background of the Offer.

   In 1999, Sage began investigating potential strategies to provide to Sage's small and medium enterprise customers a CRM solution to integrate with Sage's current accounting software product lines.

   In May 2000, Sage Software, Inc., a wholly owned subsidiary of Parent, and the Company entered into an OEM reseller arrangement. On January 30-31, 2001, at a meeting held in Scottsdale, Arizona, members of senior management of Sage and the Company discussed various topics related to potential transactions between the two companies. These topics included an expansion of the existing OEM arrangement to a global OEM relationship and a possible source-code purchase transaction. At this meeting, Paul Walker, chief executive officer of Parent, suggested to Patrick M. Sullivan, chief executive officer of the Company, that Parent might be interested in a potential acquisition of the Company.

   On February 8 and February 9, Mr. Walker and other senior management of Parent contacted Mr. Sullivan and other senior management of the Company as a follow-up to their January meeting and expressed their continued interest in a business combination with the Company. The parties discussed, on a preliminary basis, potential enterprise valuations and structures for such a business combination.

   On February 15, 2001, representatives of U.S. Bancorp Piper Jaffray contacted representatives of Parent's financial advisor, Deutsche Banc Alex. Brown Inc., to introduce themselves as the financial advisor retained by the Company, and to discuss the financial terms of a possible business combination.

   On February 22, 2001, Parent and the Company executed a confidentiality agreement in order to facilitate the disclosure of confidential business information for the purpose of evaluating a strategic transaction. Between February 26, 2001 and March 2, 2001, the Company provided certain limited business, operational and financial information to Parent and Deutsche Banc Alex. Brown Inc.

   On March 5, 2001, members of senior management of Parent and the Company, together with representatives of Deutsche Banc Alex. Brown Inc. and U.S. Bancorp Piper Jaffray, met in New York to further discuss the valuation and structure of a potential business combination. Among other things, the representatives of Parent indicated that Parent was considering an all-cash transaction at a price range of $14.00 to $15.00 per share.

   On March 7, 2001, Parent delivered to the Company a letter proposing a business combination, indicating a proposed price range of $14.00 to $15.00 per share in an all-cash transaction, and stating that the proposed transaction would not be subject to a financing condition.

   On March 9, 2001, a representative of U.S. Bancorp Piper Jaffray contacted a representative of Deutsche Banc Alex. Brown Inc. and informed him that the Company had received indications of interest from two other parties with respect to a potential strategic transaction with the Company. Following this discussion, Parent submitted to U.S. Bancorp Piper Jaffray a revised proposal regarding an acquisition of the Company by Parent at a proposed price per share of $16.00 in cash, as well as a proposed exclusivity agreement pursuant to which the Company would negotiate only with Parent with respect to a potential business combination transaction until April 2, 2001. The proposal indicated that the price was based solely on publicly available information and the limited confidential information that the Company had made available to Parent, and that such proposal would be subject to satisfactory completion of due diligence by Parent's management, legal and financial advisors and auditors. Parent's letter stated that the proposal would expire unless the Company agreed to execute the exclusivity letter no later than 12:00 noon on March 10, 2001. Parent later agreed to extend the expiration date of its proposal to March 12, 2001.

   On March 11, 2001, representatives of the Company informed Parent's representatives that the board of directors of the Company had authorized management to negotiate the terms of Parent's proposal and the exclusivity letter. Thereafter, Osborn Maledon P.A. ("Osborn Maledon") counsel to the Company, and Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps"), counsel to Parent, negotiated revisions to the exclusivity agreement and the terms of Parent's proposal. On March 12, 2001, Parent and the Company signed the revised exclusivity agreement pursuant to which the Company agreed to negotiate with Parent with respect to the proposed transaction on an exclusive basis through March 26, 2001, and Parent agreed to a standstill with respect to any acquisition of the Company other than the proposed transaction, subject to certain exceptions.

   From March 13 through March 16, 2001, at the Company's headquarters in Scottsdale, Arizona, representatives of Skadden, Arps, PricewaterhouseCoopers, Parent's auditors, and Deutsche Banc Alex. Brown Inc., as well as certain financial officers of Parent, performed business financial and legal due diligence of the Company. On March 16, 2001, Skadden, Arps delivered initial drafts of the Merger Agreement, the Option Agreement and the Shareholders Agreement to Osborn Maledon.

   On March 19, 2001, senior management of Parent met to review the results of the due diligence review performed by Parent's management, legal and financial advisors and auditors with respect to the operations, results, and financial condition of the Company. Based on the recent decline in market prices for software companies and in general, as well as the general economic downturn, management determined that Parent would be unwilling to proceed with an acquisition of the Company at the proposed price of $16.00 per share. Later that day, Mr. Walker notified Mr. Sullivan that Parent had determined it could not proceed with the proposed transaction at a price of $16.00. In a follow-up conversation, Mr. Walker indicated to Mr. Sullivan that Parent would be willing to proceed with a cash acquisition, upon the terms previously proposed, at a price of $12.00 per share.

   On March 20, 2001, Mr. Sullivan and other members of senior management of the Company spoke with Mr. Walker regarding Parent's revised proposal. After further discussion Mr. Walker proposed to modify Parent's proposal to narrow the conditions to Parent's obligations to close the transaction. Thereafter, Mr. Sullivan advised Mr. Walker that the Company's board of directors had authorized management to proceed with negotiations at the $12.00 price, subject to such changes in the conditions to the transaction.

   From March 20, 2001 through March 26, 2001, Parent, together with its legal and financial advisors and auditors, continued its due diligence review of the Company. Parent and the Company, together with their respective legal and financial advisors, continued to negotiate the Merger Agreement and Option Agreement and Parent and Skadden, Arps negotiated the Shareholders Agreement with counsel for the Shareholders.

   On March 27, 2001, the board of directors of Parent met to review the proposed acquisition of the Company. After discussion, the board of directors of Parent approved the transaction, including the terms of the Merger Agreement, the Option Agreement and the Shareholders Agreement. Later that day, representatives of the

Company informed Parent's representatives that the board of directors of the Company had unanimously: determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, the Stock Option Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company's shareholders; approved the Merger Agreement, the Shareholders Agreement, the Option Agreement and the transactions contemplated thereby, including the Offer and the Merger; authorized the execution and delivery of the Merger Agreement and the Option Agreement; recommended that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer; and recommended that the Company's shareholders approve and adopt the Merger Agreement.

   Following the meeting, on March 27, 2001, the Company, Parent and the Purchaser executed and delivered the Merger Agreement, the Company and Parent executed and delivered the Stock Option Agreement, and Parent and certain management Shareholders executed and delivered the Shareholders Agreement.

   Prior to the opening of trading of the common stock of the Company on the Nasdaq National Market on March 28, 2001, each of Parent and the Company issued a press release announcing the definitive agreements, including the Merger Agreement, the Offer and the Merger.

   On April 4, 2001, the Purchaser commenced the Offer.

Purpose of the Offer and the Merger.

   The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all of the outstanding Shares.

   If the Merger is consummated, Parent's common equity interest in the Company would increase to 100% and Parent would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

   Shareholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, shareholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement. See
Section 12. Similarly, shareholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

   The primary benefits of the Offer and the Merger to the shareholders of the Company are that such shareholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 51% over the closing market price of the Common Stock on the last full trading day prior to the public announcement that the Company, Parent and the Purchaser executed the Merger Agreement, and a more substantial premium over recent historical trading prices.

Merger Agreement.

   The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated herein by reference. A copy of the Merger Agreement has been filed by Parent and the Purchaser, pursuant to Rule 14d-3 under the Exchange Act, as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8.

   The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer described in Section 14, the Purchaser will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought to be purchased in the Offer, (iv) impose conditions to the Offer in addition to those described in Section 14, (v) amend or waive any condition to the Offer described in Section 14, or (vi) extend the Offer beyond the date that is 20 business days after the commencement of the Offer (the "Initial Expiration Date"), except as required by law and except that the Purchaser may, without the consent of the Company, extend the Initial Expiration Date for one or more periods of up to 10 additional business days each (but no more than 60 business days after the date of Merger Agreement) if, as of such expiration, the Merger Agreement is still in effect and the Minimum Condition or any other condition to the Offer set forth in Section 14 has not been satisfied.

   Following expiration of the Offer, the Purchaser may, in its sole discretion, provide a "Subsequent Offering Period" in accordance with Rule 14d-11 under the Exchange Act.

   In addition, the Purchaser may increase the Offer Price and extend the Offer to the extent required by law in connection with such increase, in each case without the company's consent.

   The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions to the Offer, consummate the Offer in accordance with its terms and accept for payment and pay for all Shares tendered pursuant to the Offer as soon as the Purchaser is legally permitted to do so under applicable law.

   The Merger. The Merger Agreement provides that, following the consummation of the Offer, subject to the terms and conditions thereof, at the Effective Time (i) the Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Purchaser shall cease, (ii) the Company shall be the successor or surviving corporation (sometimes referred to as the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

   The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the closing of the Merger ("Closing Date") of each of the following conditions: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, to the extent required by the Company's certificate of incorporation and the DGCL, in order to consummate the Merger; (ii) no law shall have been enacted or promulgated by any United States or United Kingdom governmental entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger, (iii) the Purchaser shall have purchased, or caused to be purchased, the Shares pursuant to the Offer, unless such failure to purchase is a result of a breach of the Purchaser's obligation to accept for payment or pay for Shares validly tendered pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement, and (iv) the applicable waiting period under the HSR Act and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions shall have expired or been terminated. The obligations of Parent and the Purchaser to consummate the Merger are further subject to fulfillment of the condition that all actions relating to the cancellation of the Options under the Option Plans (each, as defined below) as contemplated by the Merger Agreement shall have been taken.

   At the Effective Time (i) each issued and outstanding share of Common Stock will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, and (ii) each Share that is owned by the Company as treasury stock and each Share owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor, and (iii) each issued and outstanding Share will be converted into the right to receive the Offer Price, without interest, paid pursuant to the Offer.

   The Company's Board of Directors. The Merger Agreement provides that promptly upon the purchase of and payment for any Shares by Parent or the Purchaser which represents at least a majority of the outstanding Shares (on a fully diluted basis, without giving effect to shares issuable pursuant to the Option Agreement), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's board of directors as is equal to the product of the total number of directors on the Company's board of directors multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates bears to the total number of Shares then outstanding (on a fully diluted basis without giving effect to shares issuable pursuant to the Option Agreement); however, in the event the Purchaser accepts Shares for payment and the Minimum Condition is not satisfied, Parent shall not be entitled to designate more than two directors. The Company shall, upon Parent's request, use its reasonable efforts either to promptly increase the size of the Company's board of directors, including by amending the bylaws of the Company if necessary so as to increase the size of the Company's board of directors, or promptly secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so designated to the Company's board of directors, and shall use its reasonable efforts to cause Parent's designees to be so designated at such time. The Company's obligations with respect to this section of the Merger Agreement are subject to Section 14(f) of the Exchange Act and Rule 14f-1 General Rules and Regulations thereunder.

   If Parent's designees are designated to the Company's board of directors, then, until the Effective Time, the Company shall cause its board of directors to have at least three directors who are directors on the date hereof (the "Independent Directors"); however, if any Independent Director is unable to serve due to death or disability, the remaining Independent Director(s) shall be entitled to designate another person (or persons) who serves as a director on the date hereof to fill such vacancy, and such person (or persons) shall be deemed to be an Independent Director for purposes of the Merger Agreement. If no Independent Director then remains, the other directors shall designate three persons who are directors on the date hereof (or, in the event there shall be less than three directors available to fill such vacancies as a result of such persons' deaths, disabilities or refusals to serve, such smaller number of persons who are directors on the date hereof) to fill such vacancies and such persons shall be deemed Independent Directors for purposes of the Merger Agreement. If Parent's designees constitute a majority of the Company's board of directors after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, then the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement, if such action would materially and adversely affect holders of Shares other than Parent or the Purchaser, (iii) amend the certificate of incorporation or bylaws of the Company if such action would materially and adversely affect holders of Shares other than Parent or the Purchaser, or (iv) take any other action of the Company's board of directors under or in connection with the Merger Agreement if such action would materially and adversely affect holders of Shares other than Parent or the Purchaser; however, if there are no Independent Directors as a result of such persons' deaths, disabilities or refusal to serve, then such actions may be effected by majority vote of the Company's entire board of directors.

   Stockholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as reasonably practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement, prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable efforts obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement (the "Proxy Statement") to be mailed to its stockholders, (iii) include in the Proxy Statement the recommendation of the Company's board of directors that stockholders of the Company vote in favor of the approval of the Merger and the Merger Agreement, and (iv) use its reasonable efforts to solicit from holders of Shares proxies in favor of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable law to effect the Merger; provided that the obligations set forth in clauses (iii) and (iv) are subject to certain provisions of the "No Solicitation" section of the Merger Agreement, summarized below.

   The Merger Agreement provides that Parent will vote, or cause to be voted, all of the shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the Merger Agreement.

   Company Option Plans. The Merger Agreement provides that as of the Effective Time, each outstanding employee stock option, stock equivalent right or right to acquire Shares (each, an "Employee Option") granted under the Company's 1996 Equity Incentive Plan (the "Employee Option Plan"), each outstanding non-employee director option to purchase Shares ("Director Options") granted under the 1999 Non-employee Director Stock Option Plan (the "Director Option Plan") and each outstanding business partner option to purchase Shares ("Business Partner Stock Options", and collectively with the Employee Options and the Director Options, "Options") granted under the 1998 Business Partner Stock Option Plan (the "Business Partner Option Plan," and collectively with the Employee Option Plan and the Director Option Plan, the "Option Plans"), whether or not then exercisable or vested, shall be (a) deemed to be 100% vested and exercisable on the date which is 30 days prior to a change of control (as defined in the Company's standard form of option award agreement), and (b) immediately prior to the Effective Time, cancelled and, in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to, pay to such holders of Options, an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Option and (y) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding and excise taxes). As of the Effective Time, the Option Plans will terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any company subsidiary will be cancelled. The Company will use its best efforts to effectuate the foregoing, including, but not limited to, obtaining all consents necessary to cash out and cancel all Options necessary to ensure that, after the Effective Time, except for the warrant to Sprint Spectrum, Inc., dated August 4, 2000 (the "Sprint Warrant"), no Person will have any right under the Option Plans or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any subsidiary thereof.

   The Merger Agreement provides that as of the Effective Time, any Purchase Periods (as defined in the Company's 1999 Employee Stock Purchase Plan (the "ESPP"), then in progress shall be shortened setting a new exercise date as of immediately prior to the Effective Time, and any Offering Periods (as defined in the ESPP) then in progress shall end on such new exercise date. The Company's board of directors will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date for the participant's option has been changed to the new exercise date and that
(i) the participant's option will be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 of the ESPP, and (ii) immediately prior to the Effective Time, shares acquired on such exercise will be cancelled and, in consideration of such cancellation, Parent will, or will cause the Surviving Corporation to, pay to such participants, an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the purchase price per share in such Purchase Periods and (y) the number of shares acquired by each participant (such payment, if any, to be net of applicable withholding and excise taxes). The Merger Agreement provides that as of the Effective Time, the ESPP will terminate.

   Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company has agreed that, except (i) as expressly contemplated by the Merger Agreement or the Option Agreement, (ii) in the ordinary course of business consistent with past practice or (iii) as agreed to in writing by Parent, after the date of execution of the Merger Agreement, and prior to the earlier of (x) the termination of the Merger Agreement in accordance with its terms and (y) the time the designees of Parent have been elected to and shall constitute a majority of the Company's board of directors: (a) the business of the Company and its subsidiaries will be conducted only in the ordinary course of business consistent with past practice, each of the Company and its subsidiaries will use its commercially reasonable efforts to preserve its present business organization intact and maintain its satisfactory relations with customers, suppliers, employees (except as noted in severance agreements or stay bonuses), contractors, distributors and others having business dealings with it; (b) the Company will not, directly or indirectly (i) except upon exercise of the options or other rights to purchase shares pursuant to the Option Plans outstanding on the date of the Merger Agreement or granted in compliance with the Merger Agreement, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any Company subsidiary beneficially owned by it, (ii) amend its certificate of incorporation or bylaws or similar organizational documents, or (iii) split, combine or reclassify the outstanding shares or any outstanding capital stock of the Company; (c) neither the Company nor any Company subsidiary will (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its subsidiaries, other than Shares reserved for issuance as of the date of the Merger Agreement pursuant to the exercise of the options outstanding on the date of the Merger Agreement or as permitted under the Merger Agreement,
(iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, or incur or modify any material indebtedness or other liability, other than in the ordinary course of business consistent with past practice, or (iv) redeem, purchase or otherwise acquire any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Company with respect to shares of Common Stock issued upon exercise of options granted under the option plans; (d), neither the Company nor any Company subsidiary will make any change in the compensation or benefits payable or to become payable to any of its officers, directors, employees, agents or consultants (other than increases in wages to employees who are not directors or affiliates, in the ordinary course of business consistent with past practice) or to persons providing management services, enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;
(e) neither the Company nor any Company subsidiary will pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company director, officer, employee, agent or consultant, whether past or present, except pay benefits under a benefit plan in the ordinary course of business consistent with past practice, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing; nor, except as provided in the Merger Agreement with respect to the ESPP, will the Company or any Company subsidiary offer, grant or issue any stock options; (f) the Company will not, in any material respect, modify, amend or terminate any of certain agreements specified in the Merger Agreement (the "Company Agreements"), and neither the Company nor any Company subsidiary will waive, release or assign any material rights on claims under any of the Company Agreements; (g) neither the Company nor any Company subsidiary will permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to Parent; (h) except as permitted under Section 7.1 of the Loan and Security Agreement dated March 16, 2001 between the Company and Foothill Capital Corporation as in effect on the date hereof (the "Foothill Agreement"), neither the Company nor any Company subsidiary will (i) incur or assume any long-term or short-term indebtedness,
(ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iii) make any loans, advances or capital contributions to, or investments in, any other person, or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate). Notwithstanding the foregoing, the Company will not, without the prior consent of Parent, make any investment within the meaning of clause (d) of the definition of "Permitted Investment" in the Foothill Agreement, nor will it enter into any guarantees for the obligations of any of its subsidiaries other than general guarantees, not to exceed one year, for the obligations of its international subsidiaries that may be required as part of a statutory audit; (i) neither the Company nor any Company subsidiary will (i) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or (ii) make any tax election or change any tax election already made, adopt any tax accounting method, change any tax accounting method, enter into any closing agreement or settle any claim or assessment relating to taxes or consent to any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment; (j) neither the Company nor any Company subsidiary will pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company; (k) neither the Company nor any Company subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company subsidiary (other than the Merger); (l) neither the Company nor any Company subsidiary will take, or agree in writing or otherwise to take, any action that would or is reasonably likely to result in any of the conditions to the Merger or any of the conditions to the Offer, each as set forth in the Merger Agreement, not being satisfied, or would make many representation or warranty of the Company contained in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the Merger Agreement or materially delay such consummation; and (m) neither the Company nor any Company subsidiary will enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

   No Solicitation. Pursuant to the Merger Agreement, the Company has agreed to immediately cease and cause to be terminated all existing discussions, negotiations and communications with any persons with respect to any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the company (other than immaterial or insubstantial portion of the business or assets of, the Company (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions to be effected pursuant to the Merger Agreement ("Acquisition Proposal"). Except as provided below, from the date of the Merger Agreement until the earlier of termination of the Merger Agreement or the Effective Time, the Company will not and will not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, "Representatives") to directly or indirectly
(i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company's authorized Representatives will be deemed a breach of the Merger Agreement by the Company. Notwithstanding the foregoing, nothing contained in the Merger Agreement will prohibit the Company or its board of directors from
(x) taking and disclosing to the Company's stockholders its position with respect to tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, (y) making such disclosure to the Company's stockholders as in the good-faith judgment of the Company's board of directors, only after receipt of advice from outside legal counsel to the Company that such disclosure is required under applicable law and that the failure to make such disclosure is reasonably likely to cause the Company's board of directors to violate its fiduciary duties to the Company's stockholders under applicable law, is required, or (z) otherwise complying with its fiduciary duties to stockholders.

   Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated as of February 22, 2001 entered into between Parent and the Company (the "Confidentiality Agreement"), and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if, but only if, (x) such Acquisition Proposal provides for consideration to be received by the holders of all, but not less than all, of the issued and outstanding Shares, (y) such entity or group has on an unsolicited basis, and in the absence of any violation of the Merger Agreement by the Company, submitted a bona fide written proposal to the Company relating to any such transaction which the Company's board of directors determines in good faith, after receiving advice from a nationally recognized investment banking firm, involves consideration to the holders of the Shares that is superior to the consideration offered pursuant to the Offer and otherwise represents a superior transaction to the Offer and the Merger and which is not conditioned upon obtaining additional financing, and (z) in the good-faith opinion of the Company's board of directors, only after consultation with outside legal counsel to the Company, providing such information or access or engaging in such discussions or negotiations is in the best interests of the Company and its stockholders and the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company's board of directors to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x), (y) and (z) being referred to as a "Superior Proposal"). The Company will promptly, and in any event within one business day following receipt of a Superior Proposal and prior to providing any such party with any material non-public information, notify Parent of the receipt of the same. The Company will promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

   The Merger Agreement provides, that except as set forth in the Merger Agreement, neither the Company's board of directors nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the transactions (as defined in the Merger Agreement), to Parent or to the Purchaser, the approval or recommendation by the Company's board of directors or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Company's board of directors may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal (other than a confidentiality agreement entered into in compliance with the terms of the Merger Agreement, in each case at any time after the fourth business day following the Company's delivery to Parent of written notice advising Parent that the Company's board of directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided, however, that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company shall also have terminated the Merger Agreement in accordance with its terms. Any such withdrawal, modification or change of the recommendation of the Company's board of directors, the approval or recommendation or proposed approval or recommendation of any Superior Proposal or the entry by the Company into any agreement with respect to any Superior Proposal shall not change the approval of the Company's board of directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions, including each of the Offer, the Merger, the Option Agreement and the Shareholder Agreement.

   The Merger Agreement provides that the Company may terminate the Merger Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Superior Proposal in accordance with the foregoing, provided that, prior to any such termination, (i) the Company has provided Parent written notice that it intends to terminate the Merger Agreement in accordance with its terms, identifying the Superior Proposal then determined to be more favorable and the parties thereto and delivering a copy of the acquisition agreement for such Superior Proposal in the form to be entered into, (ii) during the period following the delivery of the notice referred to in clause (i) above, during which Parent will have the right to propose adjustments in the terms and conditions of the Merger Agreement and the Company will have caused its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments in the terms and conditions of the Merger Agreement, (iii) at least four full business days after the Company has provided the notice referred to in clause (i) above, the Company delivers to Parent (A) a written notice of termination of the Merger Agreement in accordance with its terms, and (B) a cashier's check in the amount of the Termination Fee (as defined below) plus the reasonable out-of-pocket expenses of Parent and Purchaser as set forth in the Merger Agreement, as the same may have been estimated by Parent in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Parent's definitive determination of such expenses), (C) a written acknowledgment from the Company that (x) the termination of the Merger Agreement and the entry into the Acquisition Agreement for the Superior Proposal will be a "Triggering Event" as defined in the Option Agreement and
(y) the Option Agreement will be honored in accordance with its terms, and (D) a written acknowledgment from each other party to such Superior Proposal that it is aware of the substance of the Company's acknowledgment under clause (C) above, and waives any right it may have to contest the matters thus acknowledged by the Company and each such stockholder or the validity or enforceability of any of the terms and conditions of this Agreement, the Option Agreement or the Shareholder Agreement.

   Indemnification and Insurance. The Merger Agreement provides that for a period of six years after the Effective Time Parent shall, or shall cause the surviving corporation (or any successor to the surviving corporation) to, indemnify, defend and hold harmless the present and former officers and directors of the Company and the Company subsidiaries, and persons who become any of the foregoing prior to the Effective Time (each an "Indemnified Party") against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the surviving corporation, which consent shall not unreasonably be withheld)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permissible under applicable provisions of the DGCL, the terms of the Company's certificate of incorporation or the bylaws, and under any agreements as in effect at the date of the Merger Agreement (true and correct copies of which have been previously provided to Parent) including rights to reimbursement or advancement of expenses and exculpation from liability; provided, however, that in the event any claim or claims are asserted or made within such six--year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

   Parent or the surviving corporation will maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than six years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent or the surviving corporation will use all reasonable efforts to obtain substantially similar D&O Insurance of at least the same coverage containing terms and conditions that are not materially less advantageous; provided further, however, that in no event will Parent be required to pay aggregate premiums for insurance under the Merger Agreement in excess of 150% of the average of the aggregate premiums paid by the Company for periods subsequent to May 27, 1999 on an annualized basis for such purpose (the "Average Premium"); and, provided further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by the Merger Agreement for such aggregate premium, Parent or the Surviving Corporation will obtain as much insurance as can be obtained for an annual premium not in excess of 150% of the Average Premium.

   Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, subsidiaries and affiliates, capitalization, authority relative to the transactions, approvals by its board of directors, the vote of its stockholders required to approve the transactions, consents and approvals necessary to consummate the Merger Agreement, the Option Agreement and the Shareholders Agreement (the "Transactions"), financial statements, public filings, conduct of its business, its liabilities, litigation involving the Company, employee benefit plans, taxes, real and personal property, its contracts, potential conflicts of interest among the Company, the Company subsidiaries, and any of their affiliates, intellectual property, labor matters, compliance with applicable laws, warranties that the Company provides for its products, environmental matters, information that the Company may provide in the Proxy Statement, if any, information that the Company has provided in the Schedule 14D-9 filed by the Company in accordance with the Exchange Act, the opinion of the Company's financial advisor, insurance, brokers that may be entitled to any fees from the Company, personnel, and that certain Software License Agreement by and among SalesLogix Corporation, Symantec Corporation and Symantec Limited (collectively, "Symantec") dated as of December 6, 1999, as amended December 31, 1999, with certain ancillary agreements (the "Symantec License"). For purposes of certain representations and warranties and certain other provisions, the Merger Agreement defines "Company Material Adverse Effect" as any change, event or effect, as the case may be, that is materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company or its subsidiaries, taken as a whole, other than (i) changes or effects which are or result from occurrences relating to the economy in general or such entity's industry in general and not specifically relating to such entity, (ii) changes or effects which result from the loss of customers or delay or cancellation or cessation of orders for the Company's products directly attributable to the announcement of the Merger Agreement or shareholder litigation brought or threatened against the Company or any member of its board of directors in respect to the Merger Agreement, the Offer or the Merger, (iii) the financial condition and results of operations of the Company set forth in a schedule to the Merger Agreement, (iv) solely as a result of the decline in the market price of the Shares, or (v) adverse changes, events or effects set forth or described in the Company's Annual Report on Form 10-K for the period ending December 31, 2000, and includes (x) the Company's ability to consummate each of the Transactions and (y) any termination, amendment (other than amendments entered into with the prior written consent of Parent), material violation, breach or default (or the occurrence of any condition or event that could reasonably be expected to give rise to any of the foregoing) by any party to, or any diminution of the Company's rights under, the Symantec License (as defined below), including, but not limited to, any violation by the Company of any payment obligations under the Symantec License or any other violation by the Company that would give rise to a right of Symantec to terminate the Symantec License.

   Pursuant to the Merger Agreement, each of Parent and the Purchaser has made customary representations and warranties to the Company with respect to, among other things, its organization, authority to enter into the Merger Agreement and consummate the Transactions, consents and approvals necessary to consummate the Transactions, information that each of Parent and the Purchaser may provide in the Proxy Statement, if any, information that each of Parent and the Purchaser has provided in the Offer Documents filed by Parent and the Purchaser in accordance with the Exchange Act, brokers that may be entitled to any fees from Parent or the Purchaser, and Purchaser's financial ability to consummate the Offer.

   Termination; Fees. The Merger Agreement may be terminated and the Transactions contemplated therein abandoned at any time prior to the Effective Time, whether before or after approval of the shareholders of the Company (provided that if Shares are purchased in the Offer, Parent may not in any event terminate the Merger Agreement):

     a. By mutual written consent of Parent and the Company; or

     b. By (i) Parent if the Minimum Condition is not satisfied by the Initial Expiration Date (including any extensions thereof) provided, however, that Parent shall not be entitled to terminate the Merger Agreement for such reason if it or the Purchaser is in material breach of its representations and warranties, covenants or other obligations under the Merger Agreement and such breach has been the cause of, or resulted in, such failure to satisfy the Minimum Condition, or (ii) by the Company (A) if the Offer has not commenced within seven business days of the execution of the Merger Agreement, or (B) the Offer (including any extensions thereof) expires without any Shares being accepted for purchase by the Purchaser, or (C) if prior to the acceptance for purchase of Shares pursuant to the Offer, there has been a material breach by either Parent or the Purchaser of any representation, warranty, covenant or agreement set forth in the Merger Agreement (and such breach is not reasonably capable of being cured within 30 days of notice thereof); provided, however, that the Company shall not be entitled to terminate the Merger Agreement for this reason if it is in material breach of its representations and warranties, covenants or other obligations under the Merger Agreement; or

     c. By either Parent or the Company (i) if a court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions, the Option Agreement or the Shareholder Agreement, (ii) prior to the purchase of Shares pursuant to the Offer, if there has been a willful breach by the other party of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach shall result in any condition set forth in Section 14 not being satisfied (and such breach is not reasonably capable of being cured and such condition is not reasonably capable of being satisfied within ten days after the receipt of notice thereof), or (iii) if the Merger has not been consummated by September 26, 2001; provided, however, that the right to terminate the Merger Agreement for this reason shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date; or

     d. By Parent, at any time prior to the purchase of the shares pursuant to the Offer, if (i) the Company's board of directors shall have withdrawn, modified, or changed its recommendation in respect of the Merger Agreement or the Offer in a manner adverse to the Transactions, to the Parent or to the Purchaser, (ii) the Company's board of directors shall have recommended any proposal other than by Parent or the Purchaser in respect of an Acquisition Proposal, (iii) the Company shall have exercised a right with respect to a Superior Proposal and shall, directly or through its representatives, continue discussions with any third party concerning a Superior Proposal for more than ten days after the date of receipt of such Superior Proposal, (iv) an Acquisition Proposal that is publicly disclosed is commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company does not reject such proposal within ten business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed,(v) the Company shall have violated or breached any of its obligations under
  Section 5.3 of the Merger Agreement, or (vi) any Person other than Parent or Purchaser shall have become the beneficial owner of more than ten percent of the shares (either on a primary or a fully-diluted basis); or

     e. By the Company in connection with entering into an agreement with respect to a Superior Proposal.

   If (i) Parent shall have terminated the Merger Agreement pursuant to clause
(d), above, (ii) the Company shall have terminated the Merger Agreement pursuant to clause (e), above or (iii) both (x) Parent shall have terminated the Merger Agreement pursuant to clause (c)(ii), above, and (y) following the date hereof but prior to such termination there shall have been an Acquisition Proposal, then the Company shall pay to Parent promptly, but in no event later than two (2) business days after the date of such termination if pursuant to clause (c)(ii) or clause (e), above, a termination fee (the "Termination Fee") of $7,875,000 plus an amount, not in excess of $1,500,000, equal to the Purchaser's reasonable actual and documented out-of-pocket expenses incurred by Parent and the Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the Transactions, which amount shall be payable by wire transfer to such account as Parent may designate in writing to the Company. The Company will not withhold any United States withholding taxes on any payment of the Termination Fee.

Shareholders Agreement.

   The following is a summary of certain provisions of the Shareholders Agreement dated as of March 27, 2001 by and among Parent, the Purchaser and the Shareholders. The summary is qualified in its entirety by reference to the full text of the Shareholders Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit
(d)(2) to the Schedule TO.

   As a condition and inducement to Parent and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, the Shareholders, who are the record and beneficial owners with respect to an aggregate of 2,232,458 outstanding Shares and an additional 580,158 vested options, representing approximately 11% of the Shares outstanding on March 22, 2001, concurrently with the execution and delivery of the Merger Agreement, entered into the Shareholders Agreement. The Shareholders are certain directors and officers of the Company and trusts controlled by certain of them.

   Each Shareholder has agreed that, prior to the termination of the Shareholders Agreement pursuant to its terms, he or it will not (i) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing ("Transfer"), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Shareholder's obligations under the Shareholders Agreement or the Transactions. Notwithstanding the foregoing, the Shareholders Agreement provides that Patrick Sullivan, or any trust with respect to which Mr. Sullivan is the grantor and trustee, may contribute not more than 275,000 Shares to a bona fide charitable organization, provided, that prior to such contribution, such organization agrees, in a written instrument reasonably acceptable in form and substance to Parent and its counsel, to be bound by the terms of the Shareholders Agreement.

   Each Shareholder has agreed to tender his or its Shares into the Offer as promptly as practicable and to not withdraw any Shares so tendered unless the Offer is terminated or has expired without the Purchaser purchasing all shares of Common Stock validly tendered in the Offer.

   Each Shareholder has granted Parent an irrevocable proxy with respect to the voting of such Shares in favor of the Merger.

   Subject to the terms and conditions of the Shareholders Agreement, each Shareholder has granted to Parent an irrevocable and continuing option to purchase for cash all or any portion of the Common Stock (including, without limitation, the Shares) beneficially owned or controlled by such Shareholder as of the date of the Shareholders Agreement, or beneficially owned or controlled by such Shareholder at any time after the date of the Shareholders Agreement (including, without limitation, by way of exercise of options, warrants or other rights to purchase Common Stock as contemplated by the Shareholders Agreement or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split, grant of proxy or otherwise) by such Shareholder (as adjusted as set forth in the Shareholders Agreement) (the "Shareholder Option Shares") at a purchase price equal to the Offer Price. Parent may exercise the Shareholder Option with respect to all Shareholder Option Shares held by any Shareholder by notice given to such Shareholder at any time prior to the termination of the Shareholders Agreement.

   The Shareholders Agreement, and all rights and obligations of the parties thereto, shall terminate in the event that, prior to the exercise of the Shareholder Option, the Company terminates the Merger Agreement pursuant to
Section 5.3(d) thereof (a "Fiduciary Termination"). In the event that, following the exercise of the Shareholder Option by Parent, but prior to the purchase by Parent of any Shares pursuant to the Offer, the Company effects a Fiduciary Termination, each Shareholder from whom Parent has purchased Shareholder Option Shares may require that Parent repurchase Shares purchased pursuant to the Shareholder Option. Parent shall not, and shall cause its affiliated Persons to not, sell or dispose of any such shares for a period of ten (10) days following a Fiduciary Termination, or, if later, the repurchase closing date.

Stock Option Agreement.

   The following is a summary of certain provisions of the Stock Option Agreement dated as of March 27, 2001 between Parent and the Company . The summary is qualified in its entirety by reference to the full text of the Option Agreement, which is incorporated by reference and a copy of which has been filed with the Commission as Exhibit (d)(3) to the Schedule TO.

   Pursuant to the Option Agreement, the Company granted to Parent an irrevocable option to purchase up to 4,052,174 newly issued shares of Common Stock (the "Company Option Shares") at a purchase price per share of $12.00, subject to the terms and conditions set forth in the Option Agreement; provided, however, that (i) in no event shall the number of Shares exceed 19.9% of the Company's issued and outstanding shares of Common Stock (without giving effect to any Shares subject to or issued pursuant to the Company Option), and
(ii) for as long as the Senior Subordinated Notes (as defined in that certain Senior Subordinated Note and Warrant Purchase Agreement, dated as of December 31, 1999, among the Company, BA Technology I, LLC and GE Capital Equity Investments, Inc.) are outstanding (or until such time as the holders thereof shall have waived any right such holders may have to accelerate the payment or declare a default under the notes as a result of the execution or operation of the Option Agreement and/or the Shareholders Agreement), in no event shall the number of Company Option Shares, when added to the number of shares of Common Stock that Parent shall have the right to acquire pursuant to the Shareholders Agreement, equal or exceed 40.0% of the number of issued and outstanding shares of Common Stock (without giving effect to any Shares subject to or issued pursuant to the Company Option).

   The Option Agreement provides that, at any time or from time to time prior to the termination of the Company Option in accordance with the terms of the Option Agreement, Parent (or its designee) may exercise the Company Option, in whole or in part, if on or after the date of the Option Agreement: (a) the Purchaser accepts for payment pursuant to the Offer (as defined in the Merger Agreement) shares of Common constituting at least a majority but less than 90% of the shares of Common Stock then outstanding on a fully diluted basis; or (b) any corporation, partnership, limited liability company, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its "affiliates" (as defined in the Exchange Act) (a "Third Party"), shall have (i) commenced a bona fide tender offer or exchange offer for any shares of Common Stock, the consummation of which would result in "beneficial ownership" (as defined under the Exchange Act) by such Third Party (together with all such Third Party's affiliates and "associates" (as such term is defined in the Exchange Act)) of 15% or more of the then-outstanding voting equity of the Company (either on a primary or a fully diluted basis), (ii) acquired beneficial ownership of shares of Common Stock which, when aggregated with any shares of Common Stock already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party, its affiliates and associates of 15% or more of the then-outstanding voting equity of the Company (either on a primary or a fully diluted basis), provided, however, that "Third Party" for purposes of this clause (ii) shall not include any corporation, partnership, limited liability company, person or other entity or group which beneficially owns more than 15% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) as of the date of the Option Agreement and that does not, after the date of the Option Agreement, increase such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis), or
(iii) solicited "proxies" in a "solicitation" subject to the proxy rules under the Exchange Act or executed any written consent with respect to, or become a "participant" in, any "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act), in each case with respect to the Common Stock; or
(c) any of the events specified in clauses (c)(ii) or (d) in the "Termination; Fees" section of the summary of the Merger Agreement above, that would allow Parent to terminate the Merger Agreement has occurred (but without the necessity of Parent having terminated the Merger Agreement).

   Parent's obligation to purchase Shares upon any exercise of the Company Option is subject (at its election) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Option Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order), (ii) any applicable waiting period under the HSR Act, or under comparable provisions under any antitrust or competition laws or regulations of any foreign jurisdictions that may be applicable to the exercise of the Company Option (such applicable laws and regulations, "International Antitrust Laws") shall have expired and (iii) there shall have been no material breach of the representations, warranties, covenants or agreements of the Company contained in the Option Agreement or the Merger Agreement; provided, however, that any failure by Parent to purchase Company Option Shares upon exercise of the Company Option at any closing as a result of the nonsatisfaction of any of such conditions shall not affect or prejudice Parent's right to purchase such Company Option Shares upon the subsequent satisfaction of such conditions.
Upon request by Parent, the Company will promptly take all action required to effect all necessary filings by the Company under the HSR Act and any similar international antitrust or competition laws. If, at any time during which the Company Option may be exercised in accordance with clause (c) of the preceding paragraph, Parent may elect to require the Company to pay Parent, in exchange for the cancellation of the Company Option with respect to such number of Shares as Parent specifies (the "Repurchase Rights"), an amount net of U.S. federal withholding taxes, if any, (the "Cancellation Amount") in cash equal to such number of Company Option Shares multiplied by the difference between
(a) the Market/Offer Price (as defined below) and (b) the Exercise Price.

   The term "Market/Offer Price" shall mean the highest of (i) the highest price per share of Company Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the highest price per Share to be paid by any third party pursuant to an agreement with the Company, (iii) the highest closing price for a share of Common Stock as reported on the Nasdaq National Market System within the thirty (30) trading days immediately preceding the date Parent gives notice of the required repurchase of Company Option Shares subject to the Company Option or (iv) in the event of a sale of all or a substantial portion of the Company's assets, the sum of the price paid in such sale of such assets and the current market value of the remaining assets of the Company (less any liabilities remaining, including taxes (the computation of which will take into account any available operating losses, net operating losses, and other tax attributes of the Company and its Subsidiaries) resulting from such sale and required to be paid by the Company or the relevant subsidiary in the taxable year of such sale or the immediately succeeding taxable year) as determined by a nationally recognized investment banking firm mutually selected by Parent and the Company, divided by the number of shares of Common Stock outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm mutually selected by Parent and the Company. Notwithstanding the expiration of the Company Option, Parent will be entitled to exercise its Repurchase Rights if it has exercised such rights in accordance with the terms of the Option Agreement prior to the expiration of the Company Option.

   Notwithstanding anything to the contrary in the Option Agreement, Parent shall not be entitled to exercise its Repurchase Right if, and to the extent that, the Total Company Payment (as defined below) that would be paid to Parent by the Company would exceed $10,875,000. "Total Company Payment" shall mean the sum of (i) any Cancellation Amount payable to Parent pursuant to the Option Agreement, and (ii) the amount actually received by Parent pursuant to
Section 8.2(b) of the Merger Agreement. Notwithstanding anything to the contrary contained in the Option Agreement, (i) the Total Economic Value (as defined below), if any, which Parent may derive with respect to its Repurchase Right shall in no event exceed $13,000,000, and Parent shall pay any excess over such amount to the Company and (ii) the Company Option may not be exercised for a number of Shares as would result, as of the date of exercise, in a Notional Economic Value (as defined below) to Parent, determined as of a time immediately preceding such exercise, that would exceed $13,000,000, provided that if any exercise of the Company Option would result in a Notional Economic Value to Parent, determined as of a time immediately preceding such exercise, that would exceed $13,000,000, then Parent, at its election, may either (A) reduce the number of shares subject to the Company Option, (B) deliver to the Company for cancellation shares of Common Stock previously purchased by Parent, (C) pay cash to the Company, or (D) take any action representing any combination of the preceding clauses (A), (B) and (C) so that Parent's Notional Economic Value does not exceed $13,000,000 after taking into account the foregoing actions. "Total Economic Value" shall mean the sum of
(i) the Total Company Payment, (ii) (x) the net cash amount received by Parent pursuant to the sale, within twelve (12) months following exercise of the Company Option, of shares (or any other securities into which such shares shall be converted or exchanged) to any unaffiliated party, less (y) the aggregate Exercise Price for such shares, and (iii) any amounts received by Parent upon transfer of the Company Option (or any portion thereof) to any unaffiliated party. "Notional Economic Value" with respect to any number of shares as to which Parent may propose to exercise the Company Option shall be the Total Economic Value determined as of the date of such proposed exercise assuming that the Company Option was exercised on such date for such number of shares and assuming further that such shares, together with all other shares held by Parent as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

Confidentiality Agreement.

   The following is a summary of certain provisions of the Confidentiality Agreement. The following summary of the Confidentiality Agreement does not purport to be complete and is qualified by reference to the full text of the Confidentiality Agreement, which is incorporated by reference and a copy of which is filed as Exhibit (d)(4)to the Schedule TO reference.

   Under the Confidentiality Agreement, the Company agreed to furnish certain confidential information (the "Confidential Evaluation Material") concerning its business, operational and financial condition to Parent and its representatives in connection with Parent's evaluation of a possible transaction with the Company. Parent agreed that it would use the Confidential Evaluation Material solely for the purpose of evaluating a possible transaction between itself and the Company, and that Parent, its representatives, and anyone to whom Parent disclosed the Confidentiality Evaluation Material as permitted under the Confidentiality Agreement would keep such information confidential.

   The Company and Parent agreed that for a period of six months from the date of the Confidentiality Agreement, neither Parent nor any of its affiliates would, without obtaining the Company's prior written consent, directly solicit for employment any executive officer or other key employee with whom Parent has come into contact during due diligence related to the Transactions who is at such time employed by the Company.

Exclusivity Agreement.

   The following is a summary of a letter agreement, dated as of March 12, 2001 (the "Exclusivity Agreement"), by and between Parent and the Company. The following summary of the Exclusivity Agreement does not purport to be complete and is qualified by reference to the full text of the Exclusivity Agreement, which is incorporated by reference and a copy of which is filed as Exhibit
(d)(5) to the Schedule TO and incorporated herein by reference.

   The Exclusivity Agreement provides that for a period of 12 months from the date of the Exclusivity Agreement, neither Parent nor any of its affiliates will (i) acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire any securities (or direct or indirect rights, warrants or options to acquire any securities) or property of the Company (other than property transferred in the ordinary course of the Company's business and securities constituting less than 1% of the outstanding voting securities of the Company), unless such acquisition, agreement or making of a proposal shall have been expressly first approved (or in the case of a proposal, expressly first invited) by the Company's board of directors,
(ii) solicit or propose to solicit proxies from stockholders of the Company or otherwise seek to influence or control the management or policies of the Company or any of its affiliates, or (iii) assist (including knowingly providing or arranging financing for that purpose) any other person in doing any of the foregoing; provided, however, that nothing contained in the Exclusivity Agreement limits the ability of Parent or its affiliates (i) to negotiate, modify and implement the proposal contemplated in Parent's proposal accompanying the Exclusivity Agreement or (ii) to make other confidential proposals that in Parent's reasonable judgment will not require the Company to make a public disclosure thereof. Such provisions shall terminate in the event that (a) any third party unaffiliated with Parent initiates or announces its intention to initiate a tender or exchange offer for, or otherwise proposes or agrees to acquire, the common stock or other equity interests in the Company,
(b) it is publicly disclosed that voting securities representing more than or equal to 15% of the total voting power of the Company then outstanding have been acquired or are proposed to be acquired by any person or group unaffiliated with Parent in a single transaction or a series of related transactions, or (c) the Company enters into any agreement to merge with, or sell or dispose of 50% or more of its assets or earning power to, any person not affiliated with Parent. Parent represents in the Exclusivity Agreement that it does not beneficially own, nor is it aware that any of its affiliates beneficially owns, any shares of the capital stock or other equity interests of the Company.

   12. Plans For The Company; Other Matters.

   Plans for the Company. Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, board of directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, Parent has no current plans with respect to any of such matters. The Merger Agreement provides that, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, and from time to time thereafter as Shares are acquired by the Purchaser, Parent has the right to designate such number of directors, rounded up to the next whole number, on the Company's board of directors as is equal to the product of the total number of directors on the Company's board of directors (giving effect to the directors designated by Parent) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser bears to the total number of Shares then outstanding. See Section
11. The Merger Agreement provides that the directors of the Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

   Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

   13. Dividends and Distributions. The Merger Agreement provides that neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of options outstanding on the date of the Merger Agreement; or
(iii) redeem, purchase or otherwise acquire any shares of any class or series of its capital stock except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Company with respect to Shares of Common Stock issued upon exercise of Options granted under the Option Plans.

   14. Conditions of The Offer. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered shares unless the Minimum Condition shall have been satisfied. Furthermore, notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any validly tendered shares if, at the scheduled expiration date (i) any applicable waiting periods under the HSR Act and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions have not expired or terminated prior to termination of the Offer, or (ii) any of the following events shall occur, or shall be deemed by Purchaser to have occurred, and be continuing:

     (a) there shall be threatened in writing or pending any suit, action or proceeding by any United States or United Kingdom Governmental Entity against the Purchaser, Parent, the Company or any Company subsidiary (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's and the Company Subsidiaries' businesses or assets, taken as a whole, or to compel Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the shares pursuant to the Offer and the Merger, or (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the shares, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to the Company's stockholders;

     (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the London Stock Exchange, the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or the United Kingdom, or (iv) any limitation (whether or not mandatory) by any United States or United Kingdom Governmental Entity on the extension of credit generally by banks or other financial institutions;

     (d) any of the representations and warranties of Company contained in the Merger Agreement shall not be true and correct in all material respects as of the date of such determination, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except where the failure to be so true and correct would not, in the aggregate, be reasonably likely to have a Company Material Adverse Effect; provided, however, that except with respect to a willful breach of any representation and warranties by the Company (in which case this proviso shall not apply), the condition contained in this paragraph (d) shall not be deemed to have failed unless
  (i) the Company fails to cure such breach within ten (10) days after receiving written notice of same from Purchaser or Parent, and (ii) the aggregate effect all such breaches would be reasonably likely to be significant to the Company (taking into account the criteria set forth in Rule 1-02(w) of Regulation S-X);

     (e) the Company's board of directors or any committee thereof shall have
  (i) withdrawn, or modified or changed in a manner adverse to the Transactions, to the Parent or to the Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) recommended any Acquisition Proposal, (iii) resolved to do any of the foregoing or (iv) taken a neutral position or made no recommendation with respect to another proposal or offer (other than by Parent or the Purchaser) after a reasonable amount of time (and in no event more than 10 business days following receipt thereof) has elapsed for the Company's board of directors or any committee thereof to review and make a recommendation with respect thereto;

     (f) the Company shall have materially breached or failed, in any material respect, to perform or to comply with any material agreement or material covenant to be performed or complied with by it under the Merger Agreement, except where such breach is not willful and would not, in the aggregate, be reasonably likely to have a Company Material Adverse Effect; provided, however, that the condition contained in this paragraph (f) shall not be deemed to have failed if (i) such breach is curable and (ii) the Company has cured such breach within ten (10) days after receiving written notice of same from Purchaser or Parent;

     (g) the Purchaser shall have failed to receive a certificate executed by the Company's President or a Vice President of the Company on behalf of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (d), (e) and (f) above have not occurred;

     (h) all consents, permits and approvals of Governmental Authorities and other persons, as required by the Merger Agreement, shall have been obtained; or

     (i) the Merger Agreement shall have been terminated in accordance with its terms.

   The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition, and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time and in the sole discretion of Parent or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   15. Certain Legal Matters. Except as described in this Section 15, based on information provided by the Company, none of the Company, the Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

   Delaware Law. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock Option Plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder; such action may not be taken by written consent. The board of director of the Company has taken all actions necessary to exempt the Merger Agreement, the Option Agreement, the Shareholders Agreement, the Offer, the Merger and the transactions contemplated thereby from the provisions of Section 203 of the DGCL.

   State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger we believe that there are reasonable bases for contesting such laws.

   In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

   Antitrust. Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

   A Notification and Report Form with respect to the Offer is expected to be filed under the HSR Act on or about April 6, 2001, and if filed on such date, the waiting period with respect to the Offer under the HSR Act will expire at 11:59 P.M., New York City time, on April 21, 2001. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from the Purchaser. If such request is made, the waiting period will expire at 11:59 P.M., New York City time, on the tenth calendar day after the Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the Purchaser's consent.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares pursuant to the Offer or otherwise or seeking divestiture of shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

   The Offer and the Merger cannot be consummated until the Federal Cartel Office of Germany has been notified and approves of the acquisition of the Company by Parent under the German Act Against Restraints of Competition (the "Competition Act"). Upon receipt of notification, the Federal Cartel Office will conduct a preliminary review for a period of up to one month. Upon conclusion of the preliminary review, the Federal Cartel Office may either approve the acquisition of the Company by Parent or initiate an in-depth review for a period of up to four months from the date of the original notification if further examination is necessary to determine whether the acquisition of the Company by Parent violates the Competition Act. The parties will prepare and file a joint filing with the Federal Cartel Office on or about April 5, 2001. The parties believe that Parent's acquisition of the Company will be cleared during the preliminary review phase; however, there can be no assurance that the Federal Cartel Office will not conduct an in-depth review to further examine the merits of the Offer and the Merger under the Competition Act.

   In addition to the United States and Germany, the antitrust and competition laws of other countries may apply to the Offer and the Merger and additional filings and notifications may be required. Parent and the Company are reviewing whether any such filings are required and intend to make such filings promptly to the extent required.

   Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer has been structured so as to be in full compliance with the Margin Regulations.

   16. Fees and Expenses. Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

   Deutsche Banc Alex. Brown Inc. is acting as the Dealer Manager in connection with the Offer and is acting as financial advisor to Parent in connection with its effort to acquire the Company. In connection with these services, Parent has agreed to pay Deutsche Banc Alex. Brown Inc. customary fees and expenses for a transaction of this type, and to indemnify Deutsche Banc Alex. Brown Inc. against certain liabilities and expenses in connection with their engagement. Deutsche Banc Alex. Brown Inc. renders various investment banking and other advisory services to Parent and its affiliates and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates.

   The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and Mellon Investor Services LLC to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

   The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Dealer Manager) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

   17. Miscellaneous. The Offer is being made to all holders of shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good-faith effort to comply with any such law. If, after such good-faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED HEREIN OR

IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   We have filed with the Commission the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission and the Nasdaq National Market in the manner set forth in Section 8 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

Isaiah Acquisition Corp.
April 4, 2000

                                                                     SCHEDULE I

                       DIRECTORS AND EXECUTIVE OFFICERS
                                      OF
                           ISAIAH ACQUISITION CORP.
                                      AND
                              THE SAGE GROUP PLC

   1. Isaiah Acquisition Corp. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the director and executive officer of the Isaiah Acquisition Corp. He is a citizen of the United Kingdom, and his business address is c/o The Sage Group plc, Sage House, Benton Park Road, Newcastle Upon Tyne, NE7 7LZ, England.

                                  Present Principal Occupation or Employment;
                                  Material Positions Held During the Past Five
 Name and Address                                    Years
 ----------------                 --------------------------------------------
 Paul Scott Harrison........... Director and President of Isaiah Acquisition
                                Corp. since formation; joined The Sage Group
                                plc in 1997 and Director since April 2000;
                                Director of Sage Overseas Limited since April
                                2000; Director of Sage Finance Limited since
                                April 2000.

 Nicholas Ian Cooper........... Secretary of Isaiah Acquisition Corp. since formation; Company Secretary and Legal Counsel
                                of The Sage Group plc since January 2000;
                                Company Solicitor, The Asda Group plc from 1994
                                through December 1999.

   2. The Sage Group plc. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the directors and executive officers of The Sage Group plc. Unless otherwise indicated, (a) each such person is a citizen of the United Kingdom, and (b) the business address of each such person is c/o The Sage Group plc, Sage House, Benton Park Road, Newcastle Upon Tyne, NE7 7LZ, England.

                                  Present Principal Occupation or Employment;
                                  Material Positions Held During the Past Five
        Name and Address                             Years
        ----------------          --------------------------------------------
 Michael Edward Wilson          Chairman of The Sage Group plc from October
  Jackson...................... 1997 to present and Director since October
                                1988; Director of Sage Software Limited since
                                October 1988; Director of Quality & Safety
                                Services Ltd. since November 1995; Director of
                                BR QAS Ltd. since November 1995; Director of
                                Steve Dudman Plant Ltd. since November 1995;
                                Director of Elderstreet Corporate Finance Ltd.
                                since June 1995; Director of Photoaward Ltd.
                                since June 1995; Director of Select Software
                                plc since September 1992; Director of Matrix
                                Aegis plc since February 1992; Director of
                                Micromuse plc since September 1993; Director of
                                Starburst Ltd. since May 1994; Director of
                                Spargo Consulting plc since May 1994; Director
                                of Elderstreet Capital Partners Ltd. since June
                                1995; Director of Planit Holdings plc since
                                February 1998; Director of Netstore plc since
                                February 2000; Director of Sift Group Limited
                                since November 2000; Director of Computer
                                Software Limited since May 2000; Director of
                                Travelstore.com Group plc since September 2000;
                                Director of Retirement Villages Public Limited
                                Company since June 1999.

 Paul Ashton Walker............ Chief Executive Officer of The Sage Group plc
                                from January 1994 to present and Director since
                                October 1988; Director of Sage Software Limited
                                since October 1987; Director of DacEasy, Inc.
                                since 1991; Director of Sage Software Limited
                                since April 1996; Director of Sage France SA
                                since November 1996; Director of KHK Software
                                GmbH & Co. KG since February 1997; Director of
                                Community Foundation Serving Tyne & Wear and
                                Northumberland since November 1999; Director of
                                the Gadget Shop Limited since November 2000;
                                Director of Airtours PLC since December 2000.

                                  Present Principal Occupation or Employment;
                                  Material Positions Held During the Past Five
        Name and Address                             Years
        ----------------          --------------------------------------------
 Lindsay Claude Neils Bury..... Director of The Sage Group plc since January
                                1996; Chairman of Casewise Systems plc since
                                1997; Director of Wray-Tech (UK) Ltd since
                                1995; Director of Electric and General
                                Investment Co. plc since 1995; Director of
                                Roxboro plc since 1993; Chairman of
                                South Staffordshire Water Holdings plc since
                                1992; Director of Sapphire International
                                Limited since 1998; Director of Henderson
                                Electric and General Investment Trust plc since
                                December 1995; Director of Trinity College of
                                Music London since March 1999.

 Charles John Constable ....... Director of The Sage Group plc since January
                                1996; Partner, Constable & Constable; Director
                                of NMBZ Holdings Ltd. since March 1997;
                                Chairman of Harpur Trust since 1997; Chairman
                                of Truesand Ltd. since 1992; Director of
                                Foundation for Management Education (FME) Ltd.
                                since 1985; Director of Lloyds Abbey Life PLC
                                from 1987 to April 1997; Trustee of the
                                Pensions Trust, 15 Rathbone Street, London,
                                W1P 2AJ, England; Visiting Professor at
                                Cranfield School of Management, Cranfield
                                University, Cranfield, Bedfordshire, MK43 OAL,
                                England; Visiting Associate Professor at
                                Ashridge Management College, Berkhamstead,
                                Hertfordshire, HP4 INS, England.

 Paul Lancelot Stobart......... Chief Operating Officer of The Sage Group plc
                                since January 2000; Business Development
                                Director of The Sage Group plc from May 1996
                                through December 1999; Director of Sage
                                Software Ltd. since July 1996; Director of KHK
                                Software GmbH & Co. KG since February 1997;
                                Director of Lopex plc since 1997; Director of
                                Interbrand Design UK Limited from 1988 to 1996;
                                Director of Interbrand Group Limited from 1988
                                to 1996; Director of Interbrand UK Limited from
                                1988 to 1996; Director of Novamark
                                International Limited from 1988 to 1996.

 Andrew William Graham Wylie... Director of The Sage Group plc since August
                                1988; Managing Director of Sage Software
                                Limited since March 1988; Director of P.A.S.E.
                                Limited since September 1988; Director of TAS
                                Software plc since February 2001.

 Guy Serge Berruyer ........... Managing Director of Mainland Europe operations of The Sage Group plc. Joined The Sage Group
                                plc in 1997 and Director since January 2000.

 Paul Scott Harrison........... See Part 1 of this Schedule I.

 Kevin Clyde Howe.............. Joined The Sage Group plc in 1991; Non-
                                executive director since February 1, 2001;
                                Proprietor of Mercury Ventures, Limited, a
                                venture capital company in the United States.

   Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                       The Depositary for the Offer is:

                         Mellon Investor Services LLC

          By Mail:                       By Hand:                    By Overnight Delivery:
Mellon Investor Services LLC   Mellon Investor Services LLC     Mellon Investor Services LLC
    Post Office Box 3300         120 Broadway, 13th Floor    85 Challenger Road--Mail Drop-Reorg
 South Hackensack, NJ 07606         New York, NY 10271            Ridgefield Park, NJ 07660
    Attn: Reorganization           Attn: Reorganization             Attn: Reorganization
         Department                     Department                       Department

    By Facsimile Transmission               Confirm Receipt of Facsimile
(For Eligible Institutions Only):                  by Telephone:
         (201) 329-8936                           (201) 296-4860

   Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the locations and telephone numbers set forth below. Shareholders may also contact Deutsche Banc Alex. Brown Inc., the Dealer Manager for the Offer, or their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)
                                      or
                         Call Toll Free (800) 322-2885

                     The Dealer Manager for the Offer is:

                        Deutsche Banc Alex. Brown Inc.
                               31 W. 52nd Street
                           New York, New York 10019

                         Call Toll-Free (800) 572-0067